National Atlantic

Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic Appoints Cornelius E. Golding to Board of Directors

Freehold, NJ, March 24, 2006 – National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced that it has appointed Cornelius E. Golding, 58, to its Board of Directors.

Mr. Golding is a certified public accountant and has more than 25 years experience in the property and casualty insurance industry. From 1981 to 2003, he served in various roles at Atlantic Mutual Insurance Company of Madison, N.J., including Senior Vice President and Comptroller and later as the Chief Financial Officer.

“With Mr. Golding’s extensive financial knowledge and background in the P&C industry, we believe he will be a valuable addition to our Board,” said James V. Gorman, Chairman and CEO, National Atlantic Holdings Corporation.

He is currently a financial consultant for property casualty insurance companies and serves on the boards of directors of The Bank of Somerset Hills, a publicly traded New Jersey Bank, and the United Auto Insurance Group of North Miami Beach, Fla.

Mr. Golding holds a B.B.A. in Accounting from Saint John Fisher College of Rochester, N.Y. and an M.B.A. in Finance from Farleigh-Dickinson University of Madison, N.J., where he also served as an adjunct professor of auditing from 1979 to 1980.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.

For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

For further information contact:

National Atlantic Holdings Corporation
Cynthia L. Codella, Executive Vice President & Secretary
732-665-1130